Exhibit 99.1

Burlington Stores, Inc. Provides COVID-19-Related Business Update

BURLINGTON, New Jersey; April 13, 2020 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home, provided an additional update regarding the impact of COVID-19 on its business operations.

Michael O’Sullivan, CEO, stated, “Protecting the health and safety of our associates, customers and the communities that we serve is our top priority.  Our stores and distribution centers remain closed temporarily, and will re-open when it is safe to do so. In response to the unprecedented circumstances that we face, we are continuing to take action across our business to best position Burlington for both the short and the long term.”

The Company provided two weeks of financial support to associates impacted by the previously announced store closures and by the shutdown of the distribution centers. Given the uncertain duration of these closings, the Company has temporarily furloughed most store and distribution center associates.

The Company will continue to provide benefits to furloughed associates, including paying 100% of their current health benefit premiums. In addition, the Company has established a hotline to assist impacted associates to help gain access to government assistance programs available from the recently passed fiscal stimulus package.

As part of its COVID-19 response, the Company has taken the following additional short term actions:

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Burlington’s CEO, Michael O’Sullivan, will not take a salary, the Company’s Board of Directors will forfeit their cash compensation, and the Company’s executive leadership team has voluntarily agreed to decrease their salary by 50%.

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Finalization of annual incentive bonus payments related to Fiscal 2019 performance, as well as merit pay increases for Fiscal 2020, have been delayed to later in the fiscal year after the Company has more clarity regarding the impact of COVID-19.

“The decision to furlough associates was extremely difficult, but it was necessary in order to protect the business during this unprecedented period of disruption. We look forward to welcoming our associates back once we are able to reopen our stores and operations,” Mr. O’Sullivan stated further.

As previously announced, the Company has suspended its share buyback program and continues to carefully reduce inventory receipts, manage working capital prudently including delaying payables, cut capital expenditures, work closely with landlords on the timing of rent payments, and aggressively reduce operating expenses during this period.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2019 net sales of $7.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 727 stores as of the end of the fourth quarter of Fiscal 2019 in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; pandemics, including COVID-19, or natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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